Exhibit 11


             Weighted Average Share Calculations


Date     Description                 # of     # of days  Weighte
Granted/                             Shares   outstandi  d
Issued                                        ng         average
4/1/95   Opening balance             693,323        365  693,323
6/30/95  Stock issued to an            1,333        275    1,004
         employee/restricted grant
7/12/95  Exercise of O93 warrants     29,250        263   21,076
8/11/95  Conversion of A preferred    28,000        233   17,874
         stock
8/11/95  Conversion of A preferred   201,916        233  128,894
         stock
8/17/95  Sale of Stock in IPO        1,200,0        227  746,301
                                          00
9/23/95  Exercise of Overallotment   180,000        190   93,699
11/01/95 Issuance of Stock for        80,000        151   33,096
         Netphone
12/31/95 Issuance of Stock for        27,907         91    6,958
         legal fees
12/31/95 Stock issued to an            5,000         91    1,247
         employee/restricted grant
3/31/96                              2,446,7             2,446,7
                                          29                  29